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                                                                      EXHIBIT 12


                      NEWMONT GOLD COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratios)
                                   (Unaudited)


                                               Nine Months Ended
                                              September 30, 1997
                                              ------------------
Earnings:
  Loss before income taxes                         $ 32,647

  Adjustments:
    Net interest expense (1)                         57,970
    Amortization of capitalized interest              2,161
    Portion of rental expense representative
     of interest                                      1,577
    Minority interest                                51,432
    Undistributed loss of less than 50%
     owned entities                                   6,347
                                                   --------
                                                   $152,134
                                                   ========

Fixed Charges:
  Net interest expense (1)                         $ 57,970
  Capitalized interest                                5,980
  Portion of rental expense representative
   of interest                                        1,577
                                                   --------
                                                   $ 65,527
                                                   ========

Ratio of earnings to fixed charges                     2.32
                                                   ========



(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.




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